INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made as of this 21st day of March, 2006, between WisdomTree Asset Management, Inc. (the "Adviser") and WisdomTree Trust, a statutory trust organized under the laws of the State of Delaware (the "Trust").

      WHEREAS, the Adviser is principally engaged in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), or will be so registered prior to the launch of any Initial Fund (as defined below); and

      WHEREAS, the Trust proposes to engage in the business of an investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

      WHEREAS, the Trust intends initially to offer shares representing interests in each of the separate series listed on Schedule A attached hereto (each, an "Initial Fund" and collectively, the "Initial Funds"); and

      WHEREAS, the Trust desires to appoint the Adviser to serve as the investment adviser with respect to each of the Initial Funds; and

      WHEREAS, the Trust may, from time to time, offer shares representing interests in one or more additional series (each, an "Additional Fund" and collectively, the "Additional Funds"); and

      WHEREAS, the Trust may desire to appoint the Adviser as the investment adviser with respect to one or more of the "Additional Funds" (each such Additional Fund and Initial Fund being referred to herein individually as a "Fund" and collectively as the "Funds");

      NOW THEREFORE, the parties hereto hereby agree as follows:

1.    Appointment of the Adviser

      The Trust hereby appoints the Adviser to act as investment adviser for the Initial Funds for the period and on terms set forth herein. The Adviser accepts such appointment and agrees to render such services for the compensation set forth herein. In the event that the Trust desires to retain the Adviser to render investment advisory services hereunder with respect to an Additional Fund, and the Adviser is willing to render such services, Schedule A shall be amended in accordance with Section 10(b) whereupon such Additional Fund shall become a Fund hereunder.

The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided for or authorized, in this Agreement or another writing by the Trust and the Adviser, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.    Duties of the Adviser

(a) The Trust acknowledges and agrees that it is contemplated that the Adviser will manage the investment operations and composition of each Fund of the Trust and render investment advice for each Fund. The Adviser may, at its own expense, select and contract with one or more investment sub-advisers to manage the investment operations and composition of each Fund of the Trust and render investment advice for each Fund. The services provided by the Adviser or any such sub-adviser shall include: (i) furnishing continuously an investment program for each Fund; (ii) managing the investment and reinvestment of Fund assets; (iii) determining which investments shall be purchased, held, sold or exchanged for each Fund and what portion, if any, of the assets of each Fund shall be held uninvested; (iv) making changes on behalf of the Trust in the investments for each Fund; (v) providing the Trust with records concerning the activities that the Trust is required to maintain; and (vi) rendering reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. In addition, the Adviser will arrange for other necessary services, including custodial, transfer agency and administration. The Adviser shall furnish to the Trust all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Trust for each Fund. The Adviser may enter into arrangements with its parent or other persons affiliated or unaffiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to enable the Adviser to fulfill its duties and obligations under this Agreement.

(b) The Adviser shall discharge the foregoing responsibilities subject to the supervision and control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, each Fund's investment objective and policies as set forth in the then current prospectus and statement of additional information for such Fund contained in the Trust's Registration Statement on Form N-1A, as amended or supplemented from time to time, the Trust's compliance manual, as in effect from time to time, and applicable laws and regulations.

3.    Certain Records and Reports

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the 1940 Act that are prepared or maintained by the Adviser (or any investment sub-adviser) on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust at its request (the "Records"). The Adviser agrees to preserve the Records for the periods prescribed in Rule 31a-2 under the 1940 Act. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such in formation


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

only if the Trust has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable federal or state regulatory authorities.

4.    Advisory Fees/Allocation of Expenses

(a) For the services to be provided by the Adviser hereunder with respect to each Fund, the Trust shall pay to the Adviser a fee at the rate set forth on Schedule A attached hereto. Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the advisory fees payable with respect to any Fund duly approved in accordance with Section 10(b) hereunder. All fees payable hereunder shall be accrued daily and paid as soon as practical after the last day of each month.

In any case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.

(b) The Adviser agrees to pay all expenses of the Trust, except for: (i) brokerage expenses and other expenses (such as stamp taxes) connected with the execution of portfolio transactions or in connection with creation and redemption transactions; (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) compensation and expenses of the Trustees of the Trust who are not officers, directors/trustees, partners or employees of the Adviser or its affiliates (the "Independent Trustees"); (iv) compensation and expenses of counsel to the Independent Trustees, (iv) compensation and expenses of the Trust's chief compliance officer; (v) extraordinary expenses; (vi) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; and (vii) the advisory fee payable to the Adviser hereunder. The payment or assumption by the Adviser of any expense of the Trust that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

5.    Limitation of Liability Under the Declaration of Trust

      The Declaration of Trust establishing the Trust provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be subject to any personal liability in connection with Trust property or the affairs of the Trust and that all persons should shall look solely to the Trust property or to the property of one or more specific Funds for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

6.    Regulation

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which


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

any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.    Provision of Certain Information by the Adviser

The Adviser will promptly notify the Trust in writing of the occurrence of any of the following events:

(a) the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(b) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

(c) the chief executive officer or parent company of the Adviser or the portfolio manager of any Fund changes.

8.    Limitation of Liability of the Adviser

Neither the Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Trust, any Fund or its shareholders.

9.    Force Majeure

Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss suffered by the Trust or its shareholders caused directly or indirectly by circumstances beyond the Adviser's reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots or failures of communication or power supply. In the event of equipment breakdowns beyond its reasonable control, the Adviser shall take reasonable steps to minimize service interruptions, but shall have no liability with respect thereto.

10.   Duration, Termination and Amendment

(a) Duration. This Agreement shall become effective with respect to each Initial Fund on the date hereof and, with respect to any Additional Fund, on the date Schedule A is amended to reflect such Additional Fund in accordance with paragraph (b) below. Unless terminated in


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

accordance with this Section 8, the Agreement shall remain in full force and effect for two years from the date hereof with respect to each Initial Fund and, with respect to each Additional Fund, for two years from the date on which such Fund becomes a Fund hereunder. Subsequent to such initial periods of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to such Fund is specifically approved at least annually
(i) by either the Board of Trustees of the Trust or by vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of such Fund, and (ii) in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party ("Independent Trustees") cast in person at a meeting called for the purpose of voting on such approval. If the shareholders of any Fund fail to approve the Agreement of any continuance of the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) Amendment. Any amendment to this Agreement that is material shall become effective with respect to a Fund only upon approval of the Adviser, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting such approval and, if required under the 1940 Act, a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

c. Approval, Amendment or Termination by a Fund. Any approval, amendment or termination of this Agreement with respect to a Fund will not require the approval of a majority of the outstanding voting securities of any other Fund or the approval of a majority of the outstanding voting securities of the Trust, unless such approval is required by applicable law.

d. Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

e. Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust, or by vote of a majority of the outstanding voting securities (as defined in the 1940
Act) of that Fund, or by the Adviser, in each case on not less than 30 days' nor more than 60 days' prior written notice to the other party; provided, that a shorter notice period shall be permitted for a Fund in the event its shares are no longer listed on a national securities exchange.

11.   Services Not Exclusive

      The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others (including other investment companies and to engage in other activities) so long as its services hereunder are not impaired thereby.


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

12. Miscellaneous

(a) Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or the Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section. A copy of any notice given to the Trust shall be delivered to: Robert J. Borzone, Jr., Kirkpatrick & Lockhart Nicholson Graham LLP, 599 Lexington Avenue, New York, New York 10022-6030.

(b) Severability. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

(c) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to its conflict of law principles) and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(d) Execution By Counterpart. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

(e) Survival After Termination. The rights and obligations set forth in Sections 5 and 8 shall survive the termination of this Agreement.

(f) Permissible Interests. Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, agents, shareholders or otherwise; directors, partners, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise.

(g) Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.


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

            IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first set forth above.

WISDOMTREE TRUST


By: /s/ Jonathan Steinberg
    ----------------------
Name:  Jonathan Steinberg
Title: President


WISDOMTREE ASSET MANAGEMENT, INC.


By: /s/ Jonathan Steinberg
    ----------------------
Name:  Jonathan Steinberg
Title: President


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

                                   Schedule A
                      to the Investment Advisory Agreement
                               Dated June 12, 2006
                            between WisdomTree Trust
                      and WisdomTree Asset Management, Inc.

                               Name of Series Fee

Name of Series                                                            Fee
--------------                                                            ---

WisdomTree Total Dividend Fund                                            0.28%
WisdomTree High-Yielding Equity (SM) Fund                                 0.38%
WisdomTree LargeCap Dividend Fund                                         0.28%
WisdomTree Dividend Top 100 (SM) Fund                                     0.38%
WisdomTree MidCap Dividend Fund                                           0.38%
WisdomTree SmallCap Dividend Fund                                         0.38%
WisdomTree DIEFA (SM) Fund                                                0.48%
WisdomTree DIEFA High-Yielding Equity Fund                                0.58%
WisdomTree Europe Total Dividend Fund                                     0.48%
WisdomTree Europe High-Yielding Equity Fund                               0.58%
WisdomTree Europe SmallCap Dividend Fund                                  0.58%
WisdomTree Japan Total Dividend Fund                                      0.48%
WisdomTree Japan High-Yielding Equity Fund                                0.58%
WisdomTree Japan SmallCap Dividend Fund                                   0.58%
WisdomTree Pacific ex-Japan Total Dividend Fund                           0.48%
WisdomTree Pacific ex-Japan High-Yielding Equity Fund                     0.58%
WisdomTree International LargeCap Dividend Fund                           0.48%
WisdomTree International Dividend Top 100 (SM) Fund                       0.58%
WisdomTree International MidCap Dividend Fund                             0.58%
WisdomTree International SmallCap Dividend Fund                           0.58%
WisdomTree International Basic Materials Sector Fund                      0.58%
WisdomTree International Communications Sector Fund                       0.58%
WisdomTree International Consumer Cyclical Sector Fund                    0.58%
WisdomTree International Consumer Non-Cyclical Sector Fund                0.58%
WisdomTree International Energy Sector Fund                               0.58%
WisdomTree International Financial Sector Fund                            0.58%
WisdomTree International Health Care Sector Fund                          0.58%
WisdomTree International Industrial Sector Fund                           0.58%
WisdomTree International Technology Sector Fund                           0.58%
WisdomTree International Utilities Sector Fund                            0.58%


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